EXHIBIT 99.1
Liz Claiborne Inc.
Notice of Blackout Trading Restriction
August 31, 2010
This notice is to inform you that there will be a change involving an investment option available under the Liz Claiborne 401(k) Savings and Profit Sharing Plan (“Plan”) such that the Liz Claiborne Company Stock Fund will be transitioned from a unitized stock fund to a real-time traded stock fund. This means that when a Plan participant makes a trade, the order is immediately sent to market during normal market hours and is then eligible for execution. As a result of this change, Plan participants will be unable to buy or sell, or otherwise acquire, transfer or dispose of shares of Liz Claiborne, Inc. common stock (“Company Stock”) held in their individual Plan accounts for a period of more than three consecutive business days.
During this period, known as a “blackout period,” you are prohibited from directly or indirectly buying, selling or otherwise acquiring, transferring or disposing of (“trading”) any shares of Company Stock (or any derivative of Company Stock such as an option or restricted stock unit) that you have acquired outside of the Plan in connection with your service or employment as a director or executive officer of Liz Claiborne, Inc. (the “Company”). Company Stock (and any derivative of Company Stock) subject to this “blackout trading restriction” includes not only stock-based compensation received while you are a director or executive officer of the Company, such as options, restricted stock units or restricted stock, but also stock or stock derivatives that you have received or acquired (1) while a director or executive officer as a result of transactions or business relationships with the Company or any of its subsidiaries that are reportable on the Company’s proxy statement, (2) while a director or executive officer to satisfy mandatory stock ownership requirements applicable to Company directors and executive officers, (3) as an inducement to service with the Company before you actually become a director or executive officer, and (4) pursuant to a merger or other business combination where you received Company Stock in exchange for stock that you previously acquired in connection with service as a director or executive officer with another company. If you trade Company Stock (or a Company Stock derivative) that was not acquired in one of the above-described ways during the blackout period, it will be treated as a prohibited trade unless you specifically identify the source of the stock/derivative and show that it was not acquired in connection with your service as a director or executive officer of the Company.
The blackout trading restriction does not extend to all trades in Company Stock. For example, trades that are the result of events outside of your control (e.g. a disposition required by law or court order, an acquisition or disposition by will or gift, or an increase in shares held due to a stock split or stock dividend) are exempt from the restriction, regardless of whether they involve Company Stock (or Company Stock derivatives) that were originally acquired in connection with your service as a director or executive officer of the Company. However, any trade in Company Stock (or Company Stock derivative) that is initiated by you during the blackout period will be presumed to be prohibited unless you prove that the stock or stock derivative was not acquired in connection with your service with the Company as a director or executive officer.
A violation of the blackout trading restriction may result in an enforcement action against you by the Securities and Exchange Commission. In addition, any profit realized from a prohibited trade will be recoverable by the Company.
The blackout period will begin on Friday October 1, 2010 at 4:00 p.m. EDT and end on Friday October 8, 2010 at 9:00 a.m. EDT.
If you have any questions concerning this notice, you should contact Melissa Meller Libretta at the following address and telephone number:
Liz Claiborne, Inc.
1441 Broadway, 20th Floor, NY, NY
212-626-5530